Chris M. Evans
                                 Attorney At Law
                               1674 Oaktree Court
                             Reston, Virginia 20194

                      (703) 478-3291 - Fax (703) 478-3497





                                  May 15, 1998


United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


               Re: GMC Holding Corporation
                   -----------------------


Dear Sir or Madam:

     I serve as securities counsel for GMC Holding Corporation. The company was incorporated under the laws of the State of Florida on January 20, 1961. It is currently an active corporation, is current in its filings, and is in good standing with the Division of Corporations of the Department of State of the State of Florida.

     I have reviewed all pertinent material corporate documents and records with respect to GMC Holding Corporation and am of the opinion that the outstanding unrestricted shares of the company's authorized and issued common stock have been properly issued. Moreover, I am of the opinion that the restricted shares of the company's common stock were lawfully issued for legitimate services rendered to the corporation or for other valid and valuable consideration.

     This opinion is effective only as to the date issued and covers no other matters other than those specifically opined to herein.

                                      Very truly yours,



                                      /s/ Chris M. Evans
                                          ---------------------------
                                          Chris M. Evans



cc:      Mr. G. Michael Khoury, CEO and
          Chairman of GMC Holding Corporation